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Exhibit 99.2

Contact:	Ina Cu Manager, Investor/Public Relations (510) 608-4662

For Immediate Release

ABGENIX, INC. ANNOUNCES PRICING OF PRIVATE OFFERING OF
CONVERTIBLE SUBORDINATED NOTES

FREMONT, Calif., February 27, 2002—Abgenix, Inc. (NASD: ABGX) today announced it has priced its previously announced private placement of $200 million aggregate principal amount of its Convertible Subordinated Notes due 2007. In addition, the company has granted the initial purchasers of the notes an over-allotment option for up to an additional $50 million principal amount of notes. The notes will be convertible into common stock of the company at a conversion price of $27.58 per share and will accrue interest at an annual rate of 3.5 percent. The notes will mature in five years and will be redeemable at the company's option beginning in 2005, or earlier if the price of the company's common stock exceeds specified levels. The transaction is expected to close on March 4, 2002. The closing is subject to customary closing conditions.

The net proceeds of the offering will be used for research and development, capital expenditures, working capital and other corporate purposes, which may include the acquisition of other businesses, products, product rights or technologies.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement: Abgenix's statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Abgenix's intention to raise proceeds through the offering and sale of convertible subordinated notes, the intended use of proceeds and the anticipated terms of such notes. There can be no assurance that Abgenix will complete the offering on the anticipated terms or at all. Abgenix's ability to complete the offering will depend, among other things, on market conditions. In addition, Abgenix's ability to complete this offering and Abgenix's business are subject to the risks described in Abgenix's filings with the Securities and Exchange Commission.

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  Exhibit 99.2
ABGENIX, INC. ANNOUNCES PRICING OF PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES